MAVERICK OIL AND GAS, INC.
                             SECRETARY'S CERTIFICATE


         The undersigned, being the duly elected Secretary of Maverick Oil and Gas, Inc., a Nevada corporation (the "Company"), hereby certifies that on November 27, 2005, the foregoing amendment to the Bylaws of the Company were adopted at a duly convened Meeting of its Board of Directors:

                               AMENDMENT TO BYLAWS
                                   ARTICLE III

                             SHAREHOLDERS' MEETINGS

3.09 (a). Quorum of the Shareholders.

         The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of a majority of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business. The Shareholders present, in person or by proxy, at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum. When a quorum is present at the commencement of any Shareholders' meeting, a matter is approved if the votes cast, in person or by proxy, favoring the action exceed the votes cast against the action. Fractional shares are not entitled to any voting rights whatsoever.



         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 27th day of November, 2005.
                                       /s/ John Ruddy
                                       ----------------------------------
                                       John Ruddy, Secretary